Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fortress Biotech, Inc. on Form S-3 to be filed on or about August 18, 2016 of our report dated March 15, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended, and the effectiveness of Fortress Biotech, Inc.’s internal control over financial reporting as of December 31, 2015, which reports were included in the Annual Report on Form 10-K filed March 15, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

New York, NY

August 18, 2016